Exhibit 10.31

                                A G R E E M E N T

      THIS AGREEMENT is made and entered into at Fort Smith, Arkansas on this 11th day of July, 1996, by and between Exsorbet Industries, Inc., an Idaho corporation (hereinafter referred to solely as "Exsorbet"), Waste Solutions Corporation, an Illinois corporation (hereinafter referred to solely as "WSC"), and John Giura and Chander Jadhwani (hereinafter sometimes referred to as "Guarantors").

      WHEREAS, Exsorbet has been a manufacturer of a peat-based product used for absorption of oil and other hydrocarbon products marketed under the trade name "Exsorbet"; and

      WHEREAS, a distributorship agreement was previously entered for WSC to be the exclusive distributor of Exsorbet products in the United States and elsewhere, with certain exceptions; and

      WHEREAS, the parties desire to modify the existing relationship between the parties;

      THEREFORE, in consideration of the mutual covenants, obligations, rights, and duties expressed herein,

      IT IS AGREED AS FOLLOWS:

      1. Lease. Exsorbet hereby leases to WSC, and WSC hereby leases from Exsorbet, the following described real property and improvements located in Crawford County, Arkansas, to-wit:

      A part of the Southeast Quarter of the Southwest Quarter of Section 29, Township 10 North, Range 29 West, Mulberry, Crawford County, Arkansas, more particularly described as follows: Beginning at the Southeast corner of Lot 5 - Mulberry Industrial Park (as filed for record May 8, 1990), said point being on the east line of said SE/4 SW/4; thence south 00 degrees 35 minutes 00 seconds west, 1043.09 feet along said east line to the southeast corner of said SE/4 of the SW/4; thence north 89 degrees 40 minutes 39 seconds west, 825.00 feet along the south line of said SE/4 of the SW/4; thence north 00 degrees 35 minutes 05 seconds east, 1039.41 feet to the southwest corner of said lot 5; thence south 89 degrees 56 minutes 00 seconds east, 825.00 feet along the south line of said lot 5 to the point of beginning, containing 19.72 acres more or less;

      AND

      A part of the Southeast Quarter of the Southwest Quarter of Section 29, Township 10 North, Range 29 West, Crawford County, Arkansas, more particularly described as follows: Commencing at the Northeast Corner of the East Half of the Southwest Quarter of Section 29, Township 10 North, Range 29 West; thence South 00 degrees 06 minutes East, 1320.0 Feet to the Northeast Corner of said SE/4 of the SW/4; thence South 00 degrees 35 minutes West,
      30.0 feet along the East line of said SE/4 of the SW/4 to the point of beginning; thence South 00 degrees 35 minutes West, 250.0 feet along the East line; thence North 89 degrees 56 minutes West 825.0 feet parallel to the North line of said SE/4 of the SW/4; thence North 00 degres 35 minutes East, 250.0 feet; thence South 89 degrees 56 minutes East, 825.0 feet parallel to the North line of said SE/4 of the SW/4 to the point of beginning, containing 4.73 acres, more or less.

The municipal address of the above-described real property is One Exsorbet Lane, Mulberry, Arkansas. Such location has been utilized by Exsorbet as the manufacturing plant for Exsorbet products. At such location, a manufacturing plant is located were Exsorbet products are manufactured. As used herein, the term "plant" refers to the real property and improvements described in this paragraph.

      2. Lease Rental Payments. WSC shall pay a total rental obligation of One Million Two Hundred Sixty Thousand Dollars ($1,260,000.00), representing a total rental obligation of $35,000.00 per month. Such rental obligation shall be paid as follows:

      July 1, 1996 to June 30, 1997 - no monthly installments shall be due;

      July 1, 1997 to June 30, 1998 - twelve (12) monthly installments of Forty-Five Thousand Dollars ($45,000.00) each shall be paid, each installment being due on the first day of each calendar month beginning on July 1, 1997 and continuing through and including June 1, 1998; and

      July 1, 1998 to June 30, 1999 - twelve (12) monthly installments of Sixth Thousand Dollars ($60,000.00) each shall be paid, each installment being due on the first day of each calendar month beginning on July 1, 1998 and continuing through and including June 1, 1999.

      3. Royalties. Notwithstanding any other provision herein, WSC shall pay a royalty equal to one percent (1%) of gross sales of Exsorbet products which exceed the amount of One Hundred Sixty-Six Thousand Dollars ($166,000.00) per month and two percent (2%) of gross sales of Exsorbet products which exceed the amount of Four Hundred Thousand Dollars ($400,000.00) per month. In computing the amount of gross sales, sales to Exsorbet shall be excluded. All royalties due under the provisions of this paragraph shall be paid to Exsorbet no later than the twentieth day of the month following the accrual of such royalty obligation.

      4. Option to Purchase. At the expiration of the lease term, WSC shall be given the option to purchase the real property described in paragraph 1 of this Agreement , and referred to as the "plant," at a price negotiated in good faith between the parties at the expiration of the lease term. If such option is elected, at such time twenty-five percent (25%) of all lease payments made under this lease agreement shall be applied toward the purchase price. In the event that WSC desires to purchase the real property, it shall provide written notice of the election of such option no later than thirty (30) days prior to the expiration of the lease term. In such event, the parties shall begin negotiations for the purchase price within seven (7) days of the notice of exercising such option. In the event that the parties are unable to determine a purchase price in good faith, the matter shall be submitted to a panel of three arbitrators who shall determine the fair market value of the real property, which shall be the purchase price. One arbitrator shall be selected by each party. The third arbitrator shall be selected by the two arbitrators selected by the parties. The matter shall be submitted to the arbitrators in accordance with the rules and principles of the American Arbitration Association. As used herein, the term "fair market value," shall mean the price that an able purchaser of the real property is willing to pay to Exsorbet for purchase of the real property.

      5. Insurance. During the term of this Agreement, WSC shall provide insurance covering loss against fire, vandalism, wind storm, and other damage which could be caused to the improvements upon the real property described in paragraph 1 of this Agreement, and referred to as the "plant." Exsorbet shall be designated as a loss payee on such insurance policy to the full extent of its interest and in the event of loss shall be compensated to the amount of its interest. The insurance policy mandated by this paragraph shall provide insurance coverage with minimum limits for total destruction of real property in the amount of at least $1,800,000. The insurance policy, or attachments, shall indicate that ten days written notice will be provided to Exsorbet of any intent to cancel the insurance coverage by the insurance carrier issuing the policy, without regard to the cause of cancellation.

      6. Real Property Taxes. During the term of this Agreement, WSC shall be responsible for all real property taxes on the real property described in paragraph 1 of this Agreement, and referred to as the "plant." The real property taxes for the calendar years 1996 and 1999 shall be equally divided between the parties.

      7. Personal Property Taxes. In the event that there are any personal property taxes incurred by the use of any personal property at the real property described in paragraph 1 of this Agreement, and referred to as the "plant," WSC shall be responsible for all such taxes incurred during the term of this Agreement.

      8. Prior Agreements. All prior agreements between the parties shall be superseded by this Agreement. It is agreed that all future obligations pursuant to the distributorship agreement attached hereto as Exhibit "A," are rescinded and dissolved. Such obligations no longer exist.

      9. Relationship Between the Parties. The relationship between the parties shall not be construed as creating a master-servant, employer-employee, or agency relationship. WSC shall not act as an agent, servant, or representative of Exsorbet. Exsorbet shall not act as an agent, servant, or representative of WSC.

      10. Inventory at the "Plant." All of the inventory (meaning products manufactured for re-sale by Exsorbet) on hand and physically present at the "plant" at the inception of this Agreement shall become the exclusive property of WSC, subject only to WSC's compliance with this conditions of this Agreement.

      11. Employees. WSC shall be the sole and exclusive employer of all persons utilized to perform or provide services at the "plant" or elsewhere during the term of this Agreement. WSC may, at its option, utilize the services of those persons presently working at the "plaint" and employed by Exsorbet, or it may elect to utilize persons it selects as its own employees, who have no prior affiliation with Exsorbet. In the event that WSC utilizes the services of any persons who were employees of Exsorbet prior to the inception of this Agreement, it is specifically understood that the employer-employee relationship existing between Exsorbet and such persons shall be terminated immediately prior to the inception of this Agreement. WSC shall retain full and complete control over all employees, independent contractors, and agents utilized by it. Exsorbet shall have no right to control such persons and will not recruit any without written WSC approval.

      12. Worker's Compensation Insurance. WSC agrees to provide, at its own expense, workers compensation insurance covering the employees who work at the "plant" or elsewhere in the manufacturing of Exsorbet products. Such insurance shall comply with the laws and statutes of the State of Arkansas.

      13. Payroll, Withholdings, and Taxes. WSC shall be responsible for the "payroll obligations" of all employees, agents, or other persons working at the "plant," excluding only those persons who are specifically supplied by Exsorbet in order to provide technical support to WSC as required under the terms of this Agreement. Exsorbet shall not supply any technical support to WSC through the use of any person working at the "plant," unless it notifies WSC in a writing signed by a member of the board of directors of Exsorbet designating, by name, all persons who will provide technical support to WSC (and who are, therefore, employees of Exsorbet). For purposes of this paragraph, the term "payroll obligations," shall include all salary, wages, withholding taxes, additional taxes, insurance costs, unemployment compensation taxes, FICA taxes, employer FICA contribution, and any other expense in connection with the employment of individuals working at the "plant" or elsewhere in the manufacturing of Exsorbet products.

      14. COBRA Benefits. Exsorbet shall assure, to the extent lawfully permissible, that all persons employed at the "plant" by Exsorbet immediately prior to the inception of this Agreement, and who thereafter continue in the employment of WSC, shall be entitled to continuation of their health insurance or health plan benefits to the full extent required by the Consolidated Omnibus Reconciliation Act of 1974. Such continuation of coverage shall be at the expense of WSC. WSC shall be billed for such coverage on a monthly basis and shall pay Exsorbet the cost of such continued coverage within ten days of receipt of the statement for such coverage.

      15. Agreements with Other Entities/Exsorbet Technology. (A) Except to the extent specifically stated herein, neither party shall be entitled to the benefit of any other agreements existing between the other party and any third party, such as rights or benefits which would accrue to the other party. It is specifically understood and agreed that Exsorbet shall retain and possess all rights, duties, and obligations that it may have in connection with certain agreements executed between Exsorbet and: (i) Mississippi State University; and/or (ii) Millsaps College; and/or (iii) any other person or entity regarding the use of certain scientific information, including the use of a microbe intended for use in the Exsorbet product. However, it is further agreed as follows:

      (i) Exsorbet shall not allow such scientific information (including the aforesaid microbe) to be used in competition with WSC, unless WSC is first offered the right to use such scientific information on the same terms that Exsorbet would make available to someone other than WSC; and

      (ii) in the event that Exsorbet intends to market, sell, or make commercial use of any such scientific information (including the aforesaid microbe) for a fee or profit, WSC shall be given the first right to purchase or acquire such scientific information on the same terms as Exsorbet would make available to someone other than WSC.

In the event that WSC is offered a right to purchase, acquire, or use such scientific information (including the aforesaid microbe), WSC shall be provided with thirty (30) days written notice of such right. If within such thirty (30) day period, WSC fails to notify Exsorbet in writing of the exercising of its right to purchase, acquire, or use such scientific information, it shall be conclusively presumed that WSC has elected not to exercise such right.

      (B) Exsorbet does recognize that it will be mutually beneficial to both parties for WSC to be kept apprised of any newly discovered technological information concerning the Exsorbet products to be manufactured by WSC. Therefore, Exsorbet agrees that during the term of this Agreement and for so long as WSC continues to manufacture the Exsorbet products that all newly discovered technological information, which would benefit WSC in the manufacturing of any products under the Exsorbet name, will be provided to WSC within a reasonable time after discovery, accuracy verification, and adequate testing.

      16. Representations. Neither party is relying upon any representations of the other party whatsoever (including representations regarding the use and effectiveness of any Exsorbet product) unless such representations are either:
(i) contained on packaging currently utilized by Exsorbet; (ii) contained in this Agreement; or (iii) contained in an exhibit, which has been signed by a representative for both parties, and which exhibit is attached to this Agreement.

      17. Indemnification. WSC shall indemnify and hold harmless Exsorbet, its officers, agents, directors, and employees for any and all damages that each might incur as a result of any claim being made against any of such persons or entities resulting from any sale of any Exsorbet product by WSC which occurs during the term of this Agreement.

      18. Product Packaging and Literature. WSC will not alter, modify, or in any way change the current packaging used on Exsorbet products, or sales literature used in connection with the sale of Exsorbet products, without the written consent of the board of directors of Exsorbet. WSC further agrees not to alter, modify, delete, or in any way change the written representations and statements contained on packaging or sales literature of Exsorbet products without the written consent of the board of directors of Exsorbet. This excludes products sold to any company under a private label package. Such consents required above by Exsorbet's board of directors shall be returned within 15 days of receipt.

      19. Mortgage. Exsorbet has disclosed to WSC the existence of a mortgage upon the real property described in paragraph 1 of this Agreement, and referred to as the "plant." Such mortgage is currently held by Danville State Bank, Danville, AR in the principal amount of One Million Dollars ($1,000,000.00). Such mortgage is, and will be, superior to the rights of WSC under this Agreement. Exsorbet has also disclosed to WSC the existence of a line of credit with Danville State Bank in the amount of Two Million Dollars ($2,000,000.00) [current balance of One Million Three Hundred Seven Thousand Dollars] which is secured by a security interest in the equipment at the "plant" and which will be superior to the rights of WSC under this Agreement.

      20. Personal Guaranties. For the same consideration as is recited herein and further in consideration of the forbearance of certain rights, the obligations of WSC are personally guaranteed by the guarantors, John Giura and Chander Jadhwani, who agree to assure that the obligations of WSC are satisfied without notice or demand being made upon them.

      21. Waste. WSC will not commit or cause waste (as is defined in the most current version of Black's Law Dictionary) to be committed at the "plant."

      22. Use of the "Plant." WSC shall not use the real property described above (the "plant") for any purpose other than as a manufacturing facility for Exsorbet products without the written consent of Exsorbet. WSC shall not use the "plant" for any unlawful purpose. WSC shall not cease or stop the manufacturing and distribution of any Exsorbet product without the written consent of Exsorbet.

      23. No Contractual Interference. Both parties agree, covenant, and warrant that by entering this Agreement, they will not be in breach of any other agreement in existence with such parties. Both parties further agree, covenant, and warrant that they have no brokers fees, finders fees, or other fees which would become due and payable by virtue of entering this Agreement.

      24. Subletting. WSC shall not sublet the "plant" without the written consent of Exsorbet, which consent shall not be unreasonably withheld. Notwithstanding any other provision herein, in determining whether to give or withhold consent, Exsorbet may consider the technical skill and expertise of any proposed sub-lessee, the ability of the sub-lessee to maintain operations at the "plant," and the effect that consenting to the sublease may have upon the name and goodwill of Exsorbet.

      25. Delegation of Duties. Neither party may delegate its duties or obligations under this Agreement.

      26. Assignment of Rights. Neither party may assign or alter any of its rights under this Agreement without the consent of the other party.

      27. Equipment Condition. WSC shall keep the "plant," the fixtures in the "plant," all improvements at the "plant," and the equipment at the "plant," in the same condition that it is in on the date of execution of this Agreement, normal wear and tear excepted.

      28. Utilities and Operating Costs. WSC shall be responsible for, and shall timely pay, the costs of all utilities in operating the "plant" (including electricity, natural costs, heating costs, telephone expenses, long distance expenses, and all other utility costs) as well as all other expenses incurred in operating the "plant" during the term of this Agreement.

      29. Sales Demands. WSC shall manufacture enough Exsorbet products to meet demands for sales orders during the term of this Agreement.

      30. Product Quality. WSC shall manufacture Exsorbet products maintaining the same quality standards as have been maintained by Exsorbet and as are necessary: (i) to maintain the good and quality name of Exsorbet; (ii) to compete effectively in the industry; (iii) to make the products sold by WSC competitive; and (iv) for the Exsorbet products to work as represented on packaging and in literature. In the event that Exsorbet determines the quality of Exsorbet products manufactured by WSC do not meet the quality standards specified herein, Exsorbet shall provide WSC with written notice of all defects in the quality of products. WSC shall have thirty (30) days to remedy any such quality defects unless Exsorbet's president certifies in writing that the defects pose an immediate risk to the health or safety of any person. In the event of such certification, WSC shall immediately cease production, shipment, and sale of all defective products for a period of five days. During such five day period, Exsorbet and WSC shall evaluate the quality of the products involved. At the end of the specified time indicated above (five or thirty days), WSC may continue to manufacture, produce, and ship the previously defective product or products if such defects have been remedied. Failure to correct such defect or defects within the specified time shall, at the option of Exsorbet, constitute a default by WSC.

      31. Indemnification for Certain Obligations. WSC shall indemnify and hold harmless Exsorbet, its officers, directors, employees and agents for all damages and losses that Exsorbet may sustain during the term of this Agreement as a result of any losses, damages, or monetary losses which are sustained by virtue of any claims, demands, fines, penalties, or other obligations imposed upon Exsorbet caused by any product manufactured, produced, or shipped by WSC during the term of this Agreement.

      32. Accounts Receivables. Exsorbet shall be entitled to all proceeds from all accounts receivable of Exsorbet which have resulted from: (i) prior operation of the "plant;" (ii) prior sales of Exsorbet products; (iii) prior shipments of Exsorbet products; (iv) prior commitments or obligations to Exsorbet; or (v) prior debts or obligations due from any person or entity (including WSC) to Exsorbet WSC shall be entitled to all future proceeds from income generated by virtue of operation of the "plant" or the sales of Exsorbet products manufactured or sold by WSC.

      33. Operations of Exsorbet. It is understood that Exsorbet is a public company trading on the Nasdaq Stock Exchange, Inc. small cap market under the symbol "EXSO." The execution of this Agreement shall not imply that WSC has the right or option to control any of Exsorbet's operations except to the extent specifically stated herein. WSC shall have no right or option to receive any proceeds or income of Exsorbet, except that income derived by virtue of future sales of Exsorbet products which are manufactured, sold, and shipped during the term of this lease Agreement at the "plant" shall become the property of WSC.

      34. New Products. WSC shall not sell, manufacture, ship, or promote any new or additional product, bearing the Exsorbet name or logo, without the written consent of Exsorbet's board of directors. Such consent required by Exsorbet's board of directors shall be returned within 15 days of receipt.

      35. Name Change. In the event that the corporate name of Exsorbet should change, any or all provisions of this Agreement concerning use and protection of the Exsorbet name shall be construed as providing the same protection to the new corporate name of Exsorbet.

      36. Technical Support. Exsorbet shall provide such technical support concerning the manufacturing and use of Exsorbet products to WSC as is reasonably requested by WSC during the term of this Agreement. The manner in which such support is provided shall be determined by Exsorbet.

      37. Purchasing of Products. Exsorbet agrees to purchase from WSC, or to otherwise cause the sale of, the Exsorbet peat-based product sold under the name of "Exsorbet" in a gross amount equal to sales of Fifty Thousand Dollars ($50,000.00) per month. WSC agrees to provide such product to Exsorbet at the rates currently charged by Exsorbet, as shown on Exhbit "B" , and in effect one day prior to the date of this Agreement, less a twenty percent (20%) discount. The terms for all sales shall be net amount due in thirty (30) days.

      38. Acceleration. In the event of the termination of this Agreement by WSC at any time prior to the expiration of three years, all rental obligations due under this Agreement shall accelerate and become immediately due and payable. This provision shall not be construed as a penalty or liquidated damages, or as a limitation of liability.

      39. Failure to Comply. In the event that either party fails to comply with any condition or obligation imposed by this Agreement, such party shall be provided with thirty (30) days written notice of the condition or obligation which has not been satisfied, unless some other time period is stated otherwise herein (in which case the provisions of this paragraph shall have no effect). Such party shall then be given thirty (30) days to cure and rectify such condition or obligation prior to declaring that party in default. In the event that such condition or obligation is not satisfied within such time period, the party failing to comply with such condition or obligation may then be declared in default.

      40. Breach of Agreement. In the event of any disputes concerning or arising under the terms of this Agreement, or any default or claimed breach of this Agreement, all such disputes shall be submitted to arbitration for resolution. Both WSC and Exsorbet shall select an arbitrator to participate in the proceedings. The two arbitrators who are selected shall select a neutral arbitrator. The arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association. All provisions of the "Uniform Arbitration Act" in effect within the State of Arkansas shall govern the arbitration proceedings. The term "Uniform Arbitration Act" refers to Arkansas Act 260 of 1969, as amended, and includes Ark. Code Ann. Sections 16-108-102 et seq. and Ark. Code Ann. Sections 16-108-201 et seq. The arbitrators award shall be governed by the statutes contained in the "Uniform Arbitration Act." Either party may apply to a court of competent jurisdiction to compel arbitration proceedings in accordance with the "Uniform Arbitration Act" and this Agreement. The provisions of this paragraph shall be construed as an irrevocable agreement to submit any disputes arising under this Agreement, as defined above, to arbitration. In the arbitration proceedings, the arbitration panel shall be vested with full authority to resolve all issues of fact whatsoever. An arbitration award may consist of any remedy that would otherwise be available at law or in equity.

      41. Material Terms. It is specifically understood that the lease of the "plant" and the manufacturing of quality Exsorbet products are both material terms of this Agreement.

      42. Confidentiality. It is specifically understood and agreed that WSC and its officers, agents, and employees will gain confidential information regarding manufacturing, distribution, selling, shipment, and processing of Exsorbet products during the term of this Agreement. WSC agrees that neither it, nor its officers, agents, or employees will make any use of such information in competition with Exsorbet during the term of this Agreement, or for a period of three years following the conclusion of this Agreement. The geographical area covered by this provision shall include the entire continental United States as Exsorbet products are sold throughout such area. In the event that the time period of three years is construed as overly broad, the time period shall be limited to one year following the expiration of this Agreement.

      43. Events of Default. At the option of the non-defaulting party, the following events shall constitute a default under the terms of this Agreement:
(i) failure to comply with a material term of this Agreement following thirty days written notice; (ii) the occurrence of an event of default specified in paragraph 29; (iii) the filing of a voluntary petition for relief pursuant to the Bankruptcy laws of the United States (11 United States Code Section 1101, et seq.) by such party; (iv) the filing of an involuntary petition for relief against such party pursuant to the Bankruptcy laws of the United States (11 United States Code Section 1101, et seq.) which is not dismissed after more than sixty days; (v) the appointment of a receiver for such party; or (vi) any other event, action, or inaction which would reasonably justify the other party in believing that the obligations of such party pursuant to this Agreement would not be met, following written notice of such event, action, or inaction and thirty (30) days opportunity to cure. In the event that the non-defaulting party exercises its option to declare any of the above events, actions, or inactions an event of default, written notice of such election shall be provided to the other party.

      44. Attorney's Fees. In the event of litigation resulting under this Agreement, the prevailing party shall be entitled to recover its reasonably incurred expenses and attorney's fees.

      45. Waiver. No action or inaction under this Agreement by either party shall be deemed to be a continuing waiver of any provision contained herein.

      46. Paragraph Headings. Paragraph headings are for convenience only and shall not alter the meanings of the written paragraphs.

      47. Construction. This Agreement shall be liberally construed to effectuate the intention of the parties as evidenced herein. This Agreement shall be construed in accordance with the laws and statutes of the State of Arkansas, without regard to its provisions concerning conflicts or choice of laws.

      48. Notices. All notices given to Exsorbet under this Agreement shall be provided to Charles E. Chunn, Jr., 1401 South Waldron Road, Suite 201, Fort Smith, AR 72901. All notices given to WSC under this Agreement shall be provided to Chander Jadhwani, 8400 Brookfield Avenue, Brookfield, Ill 60513. Either party may change the address or person to whom such notices are sent by providing written notice to the other party. All notices shall be sent by overnight courier addressed to the address specified above.

      49. Assignment of Distribution Rights. Exsorbet irrevocably assigns to WSC all of its rights, duties, and obligations existing under an exclusive distributorship agreement assigned to it by Marketing Co., Inc. WSC accepts such assignment subject to all contingencies and known distributorship agreements, assuming the same position as Exsorbet would otherwise have and retain under such agreement if this Agreement were not in existence.

      50. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of all parties hereto.

                                    EXSORBET INDUSTRIES, INC.,
                                    an Idaho corporation


                                    By: ______________________________
                                        Officer

                                    WASTE SOLUTIONS CORPORATION,
                                    an Illinois corporation

                                    By: ______________________________
d                                        Officer


                                   ___________________________________
                                   John Guira


                                   ___________________________________
                                   Chander Jadhwani